UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2021

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 San Antonio Street, Suite 160, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	trading symbol(s)	Name of each exchange on which registered
Common Stock	APPS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

This Amendment No. 1 on Form 8-K/A is filed to amend the Current Report on Form 8-K filed by Digital Turbine, Inc. (the “Company”) with the Securities and Exchange Commission on May 28, 2021 (the “Initial Form 8-K”), which was filed in connection with the closing of the acquisition (the “Acquisition”) of Fyber N.V., a public limited liability company registered with the Netherlands Chamber of Commerce Business Register (“Fyber”), on May 25, 2021. This Amendment No. 1 on Form 8-K/A is filed for the purpose of amending the Initial Form 8-K to provide certain historical audited financial statements of Fyber and unaudited pro forma financial information of the Company, including an earlier acquisition of AdColony Holding AS, and Fyber after giving effect to the Acquisition as required by Item 9.01 and pursuant to Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X and the Consent of Somekh Chaikin, member firm of KPMG International, filed herewith as Exhibit 23.1. The other items to the Initial Form 8-K remain unchanged and are not amended hereby.

In addition, set forth in Item 8.01 of this Form 8-K/A is an updated description of the Company’s business to include both the Fyber and the AdColony Holding AS businesses.

Item 8.01 Other Events

Current Operations

Digital Turbine, Inc., through its subsidiaries, is a leading end-to-end solution for mobile technology companies to enable advertising and monetization solutions. Its digital media platform powers frictionless end-to-end application and brand discovery and advertising, user acquisition and engagement, operational efficiency, and monetization opportunities. The Company provides on-device solutions to all participants in the mobile application ecosystem that want to connect with end users and consumers who hold the device, including mobile carriers and device original equipment manufacturers (“OEMs”) that participate in the app economy, app publishers and developers, and brands and advertising agencies.

With global headquarters in Austin, Texas and offices in Durham, North Carolina; San Francisco, California; Arlington, Virginia; São Paulo, Brazil; Mexico City, Mexico; Mumbai, India; Singapore; Poland, Germany, Norway, Sweden, Turkey, Indonesia and Tel Aviv, Israel, the Company’s solutions are available worldwide. For additional information, please visit www.digitalturbine.com.

On Device Media

Through June 30, 2021, Digital Turbine’s technology platform has been adopted by over 40 mobile operators and OEMs and has delivered more than 5.3 billion application preloads for tens of thousands of advertising campaigns.

The Company’s On Device Media business consists of products and services that simplify the discovery and delivery of mobile applications and content media for device end-users.

•	Application Media represents the portion of the business where our platform delivers apps to end users through partnerships with carrier networks and OEMs. Application Media optimizes revenues by using developed technology to streamline, track, and manage app install demand from hundreds of application developers across various publishers, carriers, OEMs, and devices.

•	Content Media represents the portion of the business where our platform presents news, weather, sports, and other content directly within the native device experience (e.g., as the start page in the mobile browser, a widget, on unlock, etc.) through partnerships with carrier networks and OEMs. Content Media optimizes revenue by a combination of:

◦	Programmatic Ad Partner Revenue – advertising within the content media that’s sold on an ad exchange at a market rate (CPM - Cost Per Thousand);

◦	Sponsored Content – sponsored content media from 3rd party content providers, presented similarly to an ad, that is monetized when a recommended story is viewed (CPC – Cost Per Click);

◦	Editorial Content – owned or licensed media, presented similarly to an ad, that is monetized when the media is clicked on (CPC - Cost Per Click).

In App Media—Fyber (Supply)

Digital Turbine provides advanced tools and services for mobile app publishers and developers to automate and optimize marketing and profitability of their apps. With Digital Turbine and its subsidiary technologies, mobile application developers and mobile first brands are able to manage, optimize and analyze their marketing investments and improve the monetization of their apps.

Our supply side platform technologies:

•	store and manage anonymized data from mobile devices we reach every day, which enables better production and matching of users to relevant advertising content;

•	enable developers to have their mobile apps discovered and downloaded by target users, thereby enhancing return on marketing spend; and

•	utilize advanced in-app bidding technology that optimizes the value of a developer’s advertising inventory through real-time bidding.

Our relationships with brand advertisers, agencies and other ad buyers offers app publishers and developers the opportunity to engage in direct-sold campaigns, providing more optionality for publishers and developers to monetize their apps.

In App Media—AdColony (Demand)

The Company’s In App Media Demand business consists of products and services to enable brands, advertising agencies and other digital ad buyers to navigate the complexities of the mobile app ecosystem and engage in direct-sold and programmatic advertising to optimize their digital media campaigns. Our products and services enable brands and advertisers to effectively target and measure their advertising campaigns across nearly every media channel and device. Our customers include prominent brand advertisers such as Disney, Starbucks, Unilever and Toyota and many more brands and agencies. With our business model, we are a supplier of in-app inventory in the mobile space, both within apps and directly on the device, giving advertisers wider targeting options for user acquisition. In addition, our demand side platform enables mobile advertisers to engage in programmatic campaigns that optimize user acquisition and ROI while providing verified viewability rates, thereby allowing advertisers to target the advertising inventory they value most and measure campaign outcomes.

Recent Acquisitions

Mobile Posse, Inc. On February 28, 2020, the Company completed the acquisition of Mobile Posse, Inc. The acquisition of Mobile Posse is consistent with the Company’s strategy to provide a comprehensive media and advertising solution for operator and OEM partners while enriching the mobile experience for end users by delivering relevant media rich content to their fingertips. The addition of Mobile Posse’s offerings provides synergies and options for our partners and advertisers. The Company’s suite of offerings continue to focus on promoting higher user engagement and boosting advertising revenue for mobile operators and OEMs.

Appreciate. On March 2, 2021, the Company acquired all of the outstanding capital stock of Triapodi Ltd. (d/b/a Appreciate) in exchange for total consideration of $20.0 million in cash and payment of up to $6.0 million in retention bonuses and performance bonuses to the founders and certain other employees of Appreciate. Appreciate is a programmatic mobile advertising demand side platform company headquartered in Israel. Appreciate’s platform collaborates closely with mobile measurement partners (“MMPs”), exchanges, advertisers, and other partners to programmatically provide a transparent ecosystem designed to optimize user acquisition and ROI for the mobile advertisers utilizing its platform. Deploying Appreciate’s technology expertise across Digital Turbine’s global scale and reach should further benefit partners and advertisers that are a part of the combined Company’s platform.

AdColony Holding AS. On April 29, 2021, the Company completed the acquisition of AdColony Holding AS, a Norway company (“AdColony”), pursuant to a Share Purchase Agreement with AdColony and Otello Corporation ASA, a Norway company and the sole shareholder of AdColony (“Otello”). The Company acquired all of the outstanding capital stock of AdColony in exchange for an estimated total consideration in the range of $400.0 million to $425.0 million, to be paid as follows: (1) $100.0 million in cash paid at closing (which was subject to customary closing purchase price adjustments), (2) $100.0 million in cash to be paid six months after closing, and (3) an estimated earn-out in the range of $200.0 million to $225.0 million, to be paid in cash, based on AdColony achieving certain future target net revenues, less associated cost of goods sold (as such term is referenced in the Share Purchase Agreement), over a 12-month period ending on December 31, 2021 (the “Earn-Out Period”). Under the terms of the earn-out, the Company would pay Otello a certain percentage of actual net revenues (less associated cost of goods sold, as such term is referenced in the Share Purchase Agreement) of AdColony depending on the extent to which AdColony achieves certain target net revenues (less associated cost of goods sold, as such term is referenced in the Share Purchase Agreement) over the Earn-Out Period. The earn-out payment will be made following the expiration of the Earn-Out Period. The Company paid the closing amount and intends to pay the remainder of the purchase price with a combination of available cash on hand and borrowings under its existing senior credit facility along with proceeds from future capital financing. AdColony is a leading mobile advertising platform servicing advertisers and publishers. AdColony’s proprietary video technologies and rich media formats are widely viewed as a best-in-class technology delivering third-party verified viewability rates for well-known global brands. These operations are now reflected in our In App Media—AdColony (Demand) segment.

Fyber, N.V. On May 25, 2021, the Company completed the initial closing of the acquisition of at least 95% of the outstanding voting shares (the “Majority Fyber Shares”), of Fyber N.V., a public limited liability company registered with the Netherlands Chamber of Commerce Business Register (“Fyber”), pursuant to a Sale and Purchase Agreement between Tennor Holding B.V., Advert Finance B.V., and Lars Windhorst (collectively, the “Seller”), the Company, and DT Luxembourg. The Seller transferred and delivered 400,000,000 shares of the Majority Fyber Shares to Digital Turbine Media, Inc., a Delaware Corporation and wholly-owned subsidiary of the Company (“DT Media”), on the closing date, and the Seller transferred and delivered another 125,805,997 shares of the Majority Fyber Shares to DT Media in June-July 2021. The remaining outstanding shares in Fyber (the “Minority Fyber Shares”) are (to the Company’s knowledge) widely held by other shareholders of Fyber (the “Minority Fyber Shareholders”).

The Company acquired Fyber in exchange for an estimated aggregate consideration of up to $600 million, consisting of (i) $150 million in cash, which was subject to adjustments for certain items, approximately $124.3 million of which was paid to the Seller at the closing of the acquisition and the remainder of which will be paid to the Minority Fyber Shareholders for the Minority Fyber Shares pursuant to the tender offer described below, (ii) 3,216,935 newly-issued shares of common stock of the Company issued to the Seller at the closing of the acquisition, (iii) 2,540,364 newly-issued shares of common stock of the Company issued to the Seller in June-July 2021, (iv) an additional 59,289 newly-issued shares of common stock of the Company to be issued to the Seller but subject to a true-up reduction based on increased transaction costs associated with the staggered delivery of the Majority Fyber Shares to the Company, and (v) contingent upon Fyber’s net revenues (determined in accordance with International Financial Reporting Standards) being equal or higher than $100 million for the 12-month earn-out period ending on March 31, 2022, as determined in the manner set forth in the Sale and Purchase Agreement, a certain number of shares of Company common stock, which will be newly-issued to the Seller at the end of the earn-out period, and under certain circumstances, an amount of cash, which value of such shares and cash in aggregate will not exceed $50 million (subject to set-off against certain potential indemnification claims against the Seller). The Company paid the cash closing amount on the closing date, and intends to pay the remainder of the cash consideration for the acquisition with a combination of available cash on hand, borrowings under the Company’s senior credit facility, and proceeds from future capital financings.

Pursuant to certain German law on public takeovers, following the closing, the Company launched a public tender offer to the Minority Fyber Shareholders to acquire from them the Minority Fyber Shares. The tender offer is subject to certain minimum price rules under German law. The timing and the conditions of the tender offer, including the consideration of EUR 0.84 per share offered to the Minority Fyber Shareholders in connection with the tender offer, was determined by the Company pursuant to the applicable Dutch and German takeover laws. The Company anticipates completing the tender offer during the second fiscal quarter 2022.

Fyber is a leading mobile advertising monetization platform empowering global app developers to optimize profitability through quality advertising.  Fyber’s proprietary technology platform and expertise in mediation, real-time bidding, advanced analytics tools, and video combine to deliver publishers and advertisers a highly valuable app monetization solution. These operations are now reflected in our In App Media—Fyber (Supply) segment.

Information about Segment and Geographic Revenue

Prior to the acquisitions of AdColony and Fyber, the Company had one operating and reportable segment called Media Distribution. As a result of the acquisitions, the Company reassessed its operating and reportable segments and, effective April 1, 2021, the Company reports its results of operations through the three segments: On Device Media, In App Media—Fyber (Supply), and In App Media—AdColony (Demand).

On Device Media

The Company’s On Device Media business is an advertiser solution for unique and exclusive carrier and OEM inventory, which is comprised of our core platform and other recurring and life-cycle products, features, and professional services delivered on this platform.

Our technology platform enables mobile operators and OEMs to control, manage, and monetize devices through application installation at the time of activation and over the life of a mobile device through a variety of offerings, allowing mobile operators to personalize the application activation experience for customers and monetize their home screens via revenue share agreements such as: Cost-Per-Install (CPI), Cost-Per-Placement (CPP), Cost-Per-Action (CPA) with third-party advertisers; or via Per-Device-License Fees (PDL) agreements which allow operators and OEMs to leverage the platform, products, and features for a structured fee. There are several different delivery methods available to operators and OEMs on first boot of the device: Wizard, Silent, or Software Development Kit (“SDK”). We also provide additional platform monetization options, outside of our core application delivery technology, that monetize user actions over the life-cycle of a device by delivering targeted media-rich advertising content to the end-user. Additional products and features are available throughout the life-cycle of the device that provide operators and OEMs an opportunity for additional revenue streams through programmatic advertising and targeted media delivery, which allows operators to monetize their operator-branded on-phone applications by showing in-application advertisements via cost-per-thousand impression arrangements and page-view arrangements. The Company has launched its platform with mobile operators and OEMs in North America, Latin America, Europe, Asia Pacific, India and Israel.

In App Media—Fyber (Supply)

The Company’s In App Media—Fyber (Supply) business is a solution for mobile app publishers and developers to generate revenue and profitability from digital advertising. The Company offers the following solutions:

•	Ad exchange: the Fyber Marketplace is a programmatic ad exchange for the in-app environment, offering demand across video and display ad formats. The exchange brings together thousands of app developers and their global audiences with more than 180 advertising partners that bid on app inventory as part of ad campaigns.

•	Ad mediation: technology providing app developers with the infrastructure to configure ad placements within their apps and connect, manage and optimize a variety of ad networks through a single integration and interface.

•	App bidding: Fyber FairBid brings together programmatic mediation and app bidding into a real-time auction protocol to unify all connected demand sources into a single competitive bidding process for every single ad opportunity.

•	Offer Wall Edge: technology providing an opt-in, value-exchange ad format for users (primarily used for gaming apps) with a list of offers from various advertisers, ranging from watching a video or completing a survey to trying another game. Each offer is assigned a value.

Customers provide insertion orders or equivalent contracts for advertising during campaign windows where Fyber provides, inserts, and tracks the performance of the advertising to serve as the direct supplier for the customer. Alternatively, Fyber also contracts with customers using a framework agreement that is not specific to a campaign or budget, but instead determines parameters for the mobile advertising service. Customers will contract for these services, which are monetized through a measurement of user impressions, clicks, or installs of the target product or service offered by the customer. Fyber’s customers generally pay subsequent to the total aggregation of the impressions, clicks, and installs billed, generally, on a monthly basis. Specifically, the aggregation follows the below events and parameters:

•	When a user installs a game (i.e., a user plays a game, sees advertising, clicks on it, and installs another game) based on a CPA (cost per action) arrangement.
•	When a mobile ad is delivered to a user, based on a CPM (cost per thousand impressions) arrangement (i.e., every thousand impressions of a mobile ad inside the publisher's inventory, which can be on a mobile app or website).
•	When a user plays a mobile video ad all the way to completion, based on a CPCV (cost per completed view) arrangement.
•	When a user clicks on a mobile ad, based on a CPC (cost per click) arrangement (i.e., after each instance when an ad is clicked inside the publisher's inventory).

In App Media—AdColony (Demand)

The Company’s In App Media—AdColony (Demand) business offers prominent brand advertisers such as Disney, Starbucks, Unilever, Toyota, and many more to engage in digital ad campaigns and reach end users on their mobile devices. The Company provides both direct and programmatic advertising solutions for brands and agencies, providing greater optionality to design campaigns, target audiences, optimize marketing spend, and measure campaign outcomes.

The Company’s demand side platform (“DSP”) is directly connected to ad exchange marketplaces through server-to-server integrations and permit the bidding on and purchasing of advertising inventory available in these marketplaces. Our DSP technology provides multiple, easy-to-use automation tools that help advertisers focus on managing the key factors affecting their campaigns. The Company’s platform allows advertisers to easily define and manage advertising campaigns with multiple targeting parameters, which provides advertisers with the ability to target audiences with an extremely high level of precision and thus obtain higher returns on their advertising spend. Our platform provides integrated access to a wide range of inventory and data sources, as well as third-party services such as ad servers, ad verification services and survey vendors. Our platform’s integration of these sources and services enables advertisers to deploy their budgets through a wide variety of channels, media screens and formats, targeted in their desired manner, through a single platform.

Customers provide insertion orders for advertising during campaign windows where AdColony provides, inserts, and tracks the performance of the advertising to serve as the direct supplier for the customer. Customers will contract for these services, which is monetized through a measurement of user views, clicks, or installs of the target product or service offered by the customer. AdColony's customers generally pay subsequent to the total aggregation of the views, clicks, and installs billed, generally, on a monthly basis. Specifically, the aggregation follows the below events and parameters:

•	When a user installs a game (i.e., a user plays a game, sees advertising, clicks on it, and installs another game), based on a cost per install (CPI) arrangement.
•	When a mobile ad is delivered to a user, based on a CPM (cost per thousand impressions) arrangement (i.e., every thousand impressions of a mobile ad inside the publisher's inventory, which can be on a mobile app or website).
•	When a user plays a mobile video ad all the way to completion, based on a CPCV (cost per completed view) arrangement.
•	When a user clicks on a mobile ad, based on a CPC (cost per click) arrangement (i.e., after each instance when an ad is clicked inside the publisher's inventory).

The Company uses the data captured by its platform to build predictive models around user characteristics, such as demographic, purchase intent or interest data. Data from our platform is continually fed back into these models, which enables them to improve over time as the use of our platform increases. Our platform continuously collects data regarding inventory availability. Real-time campaign delivery and spend totals are used to manage campaign budgets and goal caps, as well as campaign reporting. This data is fed back into our optimization engine to improve campaign performance, and into machine-learning models for user demographic predictive modeling.

Competition

We operate in a highly competitive and fragmented mobile app ecosystem composed of divisions of large, well-established companies as well as public and privately-held companies. The large companies in our ecosystem may play multiple different roles given the breadth of their businesses.

•	Our primary competition for on-device media comes from the Google Play application store. Broadly, our on-device media platform faces competition from existing operator solutions built internally, as well as companies providing application and content media products and services, such as: Facebook, Snapchat, IronSource, InMobi, Cheetah Mobile, Baidu, Magnite, Applovin, and others. These companies can be both customers for Digital Turbine products, as well as competitors in certain cases. We compete with smaller competitors, but the more material competition is internally-developed operator solutions and specific media distribution solutions built in-house by OEMs and wireless operators. Some of our existing wireless operators could make a strategic decision to develop their own solutions rather than continue to use our suite of products, which could be a material source of competition.

•	Advertisers typically engage with several advertising platforms and networks to purchase advertisements on mobile devices and apps, looking to optimize their marketing investments. Such advertising platform companies vary in size and include players such as Facebook, Google, Amazon, and Unity Software, as well as various private companies. Several of these platforms are also our partners and clients.

•	We compete with other demand-side platform providers, some of which are smaller, privately-held companies and others are divisions of large, well-established companies such as AT&T, Google and Adobe.

We believe that the principal competitive factors in the mobile app ecosystems are:

•	the ability to enhance and improve technologies and offerings;

•	knowledge, expertise, and experience in the mobile app ecosystem;

•	relationships with third parties in the mobile app ecosystem;

•	the ability to reach and target a large number of users;

•	the ability to identify and execute on strategic transactions;

•	the ability to successfully monetize mobile apps;

•	the pricing and perceived value of offerings;

•	brand and reputation; and

•	ability to expand into new offerings and geographies.

Product Development

Our product development expenses consist primarily of salaries and benefits for employees working on campaign management, creating, developing, editing, programming, performing quality assurance, obtaining carrier ratification and deploying our products across various mobile phone carriers, OEMs, advertisers, publishers and on our internal platforms. We devote substantial resources to the development, technology support, and quality assurance of our products. Total product development costs incurred for the fiscal years ended March 31, 2021, 2020, and 2019 were $20.1 million, $12.0 million, and $10.9 million, respectively.

Intellectual Property

We consider our trademarks, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be, in the aggregate, material to our business. We protect our intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, as well as contractual restrictions.

We have patent and patent applications in the U.S. and outside the U.S., including in Israel and Canada, and we own and use trademarks and service marks on or in connection with our proprietary technology and related services, including both unregistered common law marks and issued trademark registrations.

We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position.

Contracts with Customers

We have both exclusive and non-exclusive carrier and OEM agreements. Our agreements with advertisers and publishers are generally non-exclusive. Our carrier and OEM agreements for our on-device media business are multi-year agreements, with terms that are generally longer than one to two years. In addition, some carrier agreements provide that the carrier can terminate the agreement early and, in some instances, at any time without cause, which could give them the ability to renegotiate economic or other terms. The agreements generally do not obligate the carriers to market or distribute any of our products or services.

We generally have numerous advertisers who represent a significant level of business. Coupled with advertiser concentration, we distribute a significant level of advertising through one operator. If such advertising clients or this operator decided to materially reduce or discontinue its use of our platform, it could cause an immediate and significant decline in our revenue and negatively affect our results of operations and financial condition.

With respect to customer revenue concentration, during the fiscal year ended March 31, 2021, no single customer represented more than 10% of net revenues. During the fiscal year ended March 31, 2020, one major customer, Oath Inc., a subsidiary of Verizon Communications, represented 15.3% of net revenues. During the fiscal year ended March 31, 2019, one major customers, Oath Inc., a subsidiary of Verizon Communications, represented 28.6% of net revenues.

With respect to partner revenue concentration, the Company partners with mobile carriers and OEMs to deliver applications on our platform through the carrier network. During the fiscal year ended March 31, 2021, T-Mobile US Inc., including Sprint and other subsidiaries, a carrier partner, generated 26.4%; AT&T Inc., including its Cricket subsidiary, a carrier partner, generated 22.3%; Verizon Wireless, a subsidiary of Verizon Communications, a carrier partner, generated 18.5%; and America Movil, primarily through its subsidiary Tracfone Wireless Inc., a carrier partner, generated 10.8%, of our net revenues. During the fiscal year ended March 31, 2020, Verizon Wireless, a subsidiary of Verizon Communications, a carrier partner, generated 37.3%, while AT&T Inc., including its Cricket subsidiary, a carrier partner, generated 30.0% of our net revenues. During the fiscal year ended March 31, 2019, Verizon Wireless, a subsidiary of Verizon Communications, a carrier partner, generated 45.9%, while AT&T Inc., including its Cricket subsidiary, a carrier partner, generated 38.7% of our net revenues.

Under our contracts with carriers and OEMs, the carriers and OEMs control, manage, and monetize the mobile device through the marketing of application slots or advertisement space/inventory to advertisers and deliver the applications or advertisements to the mobile device. The Company generally offers these services under a revenue share model or, to a lesser extent, a customer contract per-device license fee model for a two-to-four year software as a service ("SaaS") license agreement.

The Company generally offers application management advertising services to advertisers under customer contract arrangements with third-party advertisers and developers, as described under “In App Media—AdColony (Demand)” above, generally in the form of insertion orders that specify the type of arrangement (as detailed above) at particular set budget amounts/restraints. These advertiser customer contracts are generally short-term in nature, at less than one year, as the budget amounts are typically spent in full within this time period.

The Company generally offers programmatic and direct-sold advertising services under customer contract arrangements as described under “In App Media—Fyber (Supply)” above. The Company’s customers can offer/bid on each individual display ad and the highest bid wins the right to fill each ad impression. When the bid is won, the ad will be received and placed on the mobile device. The entire process happens almost instantaneously and on a continuous basis. The advertising exchanges bill and collect from the winning bidders and provide daily and monthly reports of the activity to the Company.

Business Seasonality

Our revenue, cash flow from operations, operating results and other key operating and financial measures may vary from quarter to quarter due to the seasonal nature of advertiser spending. For example, many advertisers (and their agencies) devote a disproportionate amount of their budgets to the fourth quarter of the calendar year to coincide with increased holiday spending. We expect our revenue, cash flow, operating results and other key operating and financial measures to fluctuate based on seasonal factors from period to period and expect these measures to be generally higher in the third and fourth fiscal quarters than in prior quarters.

People and Culture

We believe the strength of our workforce is critical to our success as we strive to become a more inclusive and diverse technology company. As of June 30, 2021, we employed approximately 900 full-time employees. Our key human capital management objectives are to attract, retain, and develop the talent we need to deliver on our commitment to offer and deliver exceptional products and services. Examples of our key programs and initiatives that are focused to achieve these objectives include:

Total Compensation and Benefits. Our guiding principles are anchored on the goals of being able to attract, incentivize, and retain talented employees. We believe in economic security for all employees and have adopted a Living Wage policy. All employees are eligible for performance bonuses of at least 10% of base salary, which can be paid out significantly higher based on performance. In addition, each employee receives a new-hire long-term incentive stock option grant and an annual long-term incentive stock option grant, based upon performance. We also provide our employees twelve weeks of paid short-term disability at 100% of base pay, which includes parental leave.

Inclusion and Diversity. We take great pride in our diversity and inclusion. We seek a diverse and inclusive work environment and transparently measure our progress to ensure that our employee populations are reflective of the communities in which we reside. We evaluate all of our people practices, particularly in talent acquisition and pay equity. We benchmark our demographics to our industry, both at an overall level and a professional category level (VPs and above, directors, managers, individual contributors and administrative), and note that we either are at the high end or exceed the benchmark in every diversity category.

Culture and Values. We have adopted our culture values of Hustle, Results, Accountability, Global, Freedom and Laugh to help create and foster a culture where every employee is empowered, engaged and trusted to be their best at work. We sponsor and support our Community Action Teams, which is an employee-led program designed to create purposeful action to build a stronger and better-connected team. The Community Action Teams have helped drive meaningful advancements in on- boarding, cross-functional understanding, a mentoring program, and a Digital Turbine Gives campaign where employees volunteer in the community over a six-week period on an annual basis.

Workplace Flexibility. As part of our “Freedom” value, and before the COVID-19 pandemic drove a shift to remote work, we established a workplace strategy to provide more flexible work options to enable employees to work from the location and the schedule they desire. As a result, we had process, culture, and technology in place that allowed us to seamlessly pivot to a fully remote workforce following the onset of the COVID-19 pandemic. As a result of the shift to fully remote work, we provided an allowance of up to one thousand dollars for each employee for home office set-up or personal expenses such as tutoring or caregiving services. We also re-purposed computers for employees who required more devices to support remote learning for dependents.

Government Regulation

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business. These laws and regulations involve matters including privacy, data use, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, consumer protection, taxation, anti-corruption and political law compliance, and securities law compliance. In particular, we are subject to federal, state, and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. Refer to the Company’s risk factors disclosed in its Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and updates to such risk factors described in subsequent periodic reports filed by the Company with the Securities and Exchange Commission under Section 13(a) of the Securities Exchange Act of 1934, as amended, for further discussion of government regulations and the associated risks.

Item 9.01 Financial Statements and Exhibits

(a)            Financial Statements of Businesses Acquired.

The audited financial statements of Fyber as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 are filed as Exhibit 99.1 to this Form 8-K/A and incorporated herein by reference.

(b)            Pro forma Financial Information.

The unaudited pro forma combined financial information of the Company, AdColony Holding AS and Fyber as of and for the fiscal year ended March 31, 2021 is filed as Exhibit 99.2 to this Form 8-K/A and is incorporated herein by reference.

(d)            Exhibits.

Exhibit No.	Description
23.1	Consent of Somekh Chaikin, member firm of KPMG International, independent accountants of Fyber N.V.

99.1	Audited financial statements of Fyber N.V. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020.

99.2	Unaudited pro forma combined financial information of the Company, AdColony Holding AS, and Fyber N.V. as of and for the fiscal year ended March 31, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Digital Turbine, Inc.
Dated: August 9, 2021

	By:	/s/ Barrett Garrison
Barrett Garrison
Executive Vice President and Chief Financial Officer